EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST REPORTS 2010 FOURTH QUARTER AND YEAR-END RESULTS
Company Reports Record 2010 Net Income of $7.3 Million
Strong 2010 Revenue of $46.2 Million and EPS of $0.72 Driven by inTEST's Leading Edge Solutions

MOUNT LAUREL, NJ, March 2, 2011 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter and year ended December 31, 2010.

2010 Fourth Quarter Highlights:

  Fourth quarter bookings of $11.7 million increased 19% compared with third quarter 2010 bookings of $9.8 million.
  Fourth quarter net revenues of $10.1 million increased 20% over fourth quarter 2009 net revenues of $8.4 million and decreased 11% as compared with third quarter 2010 net revenues of $11.3 million.
  Fourth quarter net income of $1.3 million, or $0.13 per diluted share, increased over fourth quarter 2009 net income of $142,000, or $0.01 per diluted share, and decreased compared with third quarter 2010 net income of $1.7 million, or $0.17 per share.

2010 Year-End Highlights:

  2010 net revenues of $46.2 million increased 97% over 2009 net revenues of $23.5 million.
  2010 gross margin of 47.9% improved over 2009 gross margin of 33.2%.
  Record 2010 net income of $7.3 million, or $0.72 per diluted share, increased over the net loss of $(4.8) million, or a loss of $(0.49) per diluted share, reported for 2009.

Recent Business Highlights (First Quarter 2011):

  inTEST relocated the Company's corporate headquarters and Temptronic Corporation's operations to state-of-the-art facilities during the first quarter of 2011. The Company expects that reduced operating costs will result in savings of approximately $0.05 in annual earnings per share.
  In order to provide a more focused thermal solution for its customers, two of the Company's Sharon, MA-based subsidiaries, Temptronic and Sigma Systems, began operating under the umbrella trade name, inTEST Thermal Solutions Corp., further broadening the marketing range and engineering capabilities of the two separate entities. In addition to semiconductor testing, the Thermal division product line addresses a number of high growth markets, including High-Speed Networking and the use of Fiber Optic components and devices for 4G and 10G communications, Broadband TV satellites, and Military applications.

inTEST President and Chief Executive Officer, Robert E. Matthiessen, commented, "2010 has been a year of considerable opportunity and growth for inTEST Corporation. We utilized the downturn to transform inTEST, strengthening our operations and increasing operational efficiencies, while maintaining our fiscal discipline and cost controls; and in 2010 we delivered, doubling our revenues for the year, improving our performance on all operating metrics and reporting a Company record net income." Mr. Matthiessen concluded, "Looking forward, we see a steadily improving near-term outlook from our customers. We enter 2011 with a diversified product portfolio that includes non-semiconductor markets, and are well positioned to capitalize on the positive trends in the electronic end markets which we serve."

First Quarter 2011 Financial Outlook:
The Company expects that net revenue for the first quarter ended March 31, 2011 will be in the range of $11.0 to $12.0 million and that net income will be in the range of $0.11 to $0.15 per diluted share. The first quarter 2011 financial outlook reflects the expected effect of approximately $155,000 in costs related to the first quarter relocation of the Company's corporate headquarters as well as the operations of Temptronic Corporation. The above outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 p.m. EST to discuss the Company's fourth quarter 2010 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EST on March 2, 2011 is +1-480-629-9715. The passcode for the conference call is 4417871. A live webcast of the conference call will be available on inTEST's website at www.intest.com, under the 'Investors' section.

A replay of the call will be available 2 hours following the call through midnight on March 9, 2011 by telephone at +1-303-590-3030. The conference ID number to access the replay is 4417871. Additionally, an archive of the webcast is available for a period of one year at inTEST's website at www.intest.com, under the 'Investors' section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:
InTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye,l Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

-Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2010	12/31/2009	9/30/2010	12/31/2010	12/31/2009
Net revenues	$10,110	$8,423	$11,305	$46,204	$23,499
Gross margin	4,788	3,162	5,452	22,145	7,813
Operating expenses:
Selling expense	1,290	1,172	1,444	5,717	4,333
Engineering and product development expense	789	570	767	3,044	2,418
General and administrative expense	1,345	1,226	1,555	6,034	5,445
Restructuring and other charges	-	307	-	-	663
Operating income (loss)	1,364	(113)	1,686	7,350	(5,046)
Other income	61	209	8	50	151
Earnings (loss) before income tax expense (benefit)	1,425	96	1,694	7,400	(4,895)
Income tax expense (benefit)	131	(46)	16	148	(52)
Net earnings (loss)	1,294	142	1,678	7,252	(4,843)

Net earnings (loss) per share - basic	$0.13	$0.01	$0.17	$0.72	$(0.49)
Weighted average shares outstanding - basic	10,042	9,987	10,033	10,019	9,975

Net earnings (loss) per share - diluted	$0.13	$0.01	$0.17	$0.72	$(0.49)
Weighted average shares outstanding - diluted	10,184	9,987	10,195	10,142	9,975

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2010	9/30/2010	12/31/2009
Cash and cash equivalents	$ 6,895	$ 6,197	$ 2,647
Trade accounts receivable, net	6,244	7,940	5,413
Inventories	3,489	3,188	3,064
Total current assets	17,058	17,790	11,501
Net property and equipment	718	192	297
Total assets	21,408	21,471	15,144
Accounts payable	1,672	1,554	2,576
Accrued expenses	3,445	3,405	2,156
Total current liabilities	5,265	5,489	5,249
Noncurrent liabilities	39	1,213	1,301
Total stockholders' equity	16,104	14,769	8,594

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